Exhibit 5.1

May 1, 2025

Beeline Holdings, Inc.,

188 Valley Street, Suite 225

Providence, RI 02909

Att: Nicholas Liuzza, Jr.

Re:	Registration Statement on Form S-3

SEC File No. 333-284723

Ladies and Gentlemen:

We have acted as counsel to Beeline Holdings, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement dated May 1, 2025 filed with the Commission pursuant to Rule 424(b) (the ‘Prospectus Supplement”), which supplements the base prospectus dated February 5, 2025 (together with the Prospectus Supplement, the “Prospectus”) included in the Company’s Registration statement on Form S-3 (File Number 333-284723),which was declared effective by the Commission on February 12, 2025 (such Registration Statement in the form in which it became effective is referred to herein as the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s offering, issuance and sale, from time to time, of shares of the Company’s’ common stock, par value $0.0001 per share (the “Common Stock”) having an aggregate offering price of up to $7,000,000 (the “Shares) under the terms of that certain At The Market Offering Agreement dated as of April 30, 2025 by and between the Company and Ladenburg Thalmann & Co., Inc.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Prospectus Supplement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Prospectus Supplement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and exhibits thereto, including the Prospectus; (ii) the Articles of Incorporation of the Company, as amended, as currently in effect; (iii) the Second Amended and Restated Bylaws of the Company, as amended, as currently in effect; (iv) the Agreement and (v) certain resolutions and minutes of meetings of the Board of Directors of the Company relating to (A) the issuance and sale of the Shares, (B) the specimen of Common Stock certificate, and (C) other related matters. For the purpose of rendering this opinion, we have made such factual and legal examinations as we deemed necessary under the circumstances, and in that connection therewith we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, certificates of officers or other representatives of the Company, and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment of the consideration pursuant to the terms of the Agreement and the applicable placement notice, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the Nevada Revised Statutes. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof. We disclaim any obligation to advise you of any subsequent legal or factual developments that affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

LAW OFFICE OF HARVEY KESNER, P.C.

/s/ LAW OFFICE OF HARVEY KESNER P.C.

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212-323-7499
harvey@hkesnerlaw.com	www.hkesnerlaw.com